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                                                                    EXHIBIT 11.1

                       INVIVO CORPORATION AND SUBSIDIARIES

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                                         THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                    ----------------------------
                                                       2000              1999
                                                    ----------        ----------
BASIC:
         Weighted average common
          Shares outstanding                         4,381,209         4,280,680
                                                    ==========        ==========
         Net Income                                 $  844,800        $1,158,200
                                                    ==========        ==========
         Basic net income per common share          $     0.19        $     0.27
                                                    ==========        ==========
DILUTED:

         Weighted average common
          Shares outstanding (basic)                 4,381,209         4,280,680
         Dilutive stock options                        109,476           242,575
                                                    ----------        ----------
         Weighted average common
          Shares outstanding (diluted)               4,490,685         4,523,255
                                                    ==========        ==========
         Net Income                                 $  844,800        $1,158,200
                                                    ==========        ==========
         Diluted net income per common share        $     0.19        $     0.26
                                                    ==========        ==========


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